Exhibit 99.1

P.O. Box 20103 Kansas City, MO 64195 866.877.2525 • fax 816.713.8810 website:www.uspremiumbeef.com

March 22, 2010

TO:	USPB UNITHOLDERS AND ASSOCIATES
FROM:	STEVEN D. HUNT, CEO

RE:	USPB DE-LINKS CLASS A AND CLASS B UNITS;
INTRODUCES ELECTRONIC UNIT TRADING SYSTEM

The Board of Directors of U.S. Premium Beef, LLC (USPB) has taken action to de-link the Class A and Class B units effective as of the close of business on March 27, 2010. In other words, USPB unitholders now have the ability to sell or buy one Class of units without having to sell or buy corresponding units of the other Class.  De-linking the Class A and Class B units has been a key event considered by the Board since discussions began to convert our company from a Kansas cooperative to a Delaware Limited Liability Company in 2004. Our Board and management believe that de-linking will benefit our unitholders, and other parties who are interested in acquiring units.

For our unitholders, we believe de-linking Class A and Class B units will offer greater flexibility and liquidity for their investment in USPB. Unitholders will now be able to sell Class A units, which will continue to carry delivery rights, as in the past, to other producers who may want to have guaranteed market access along with owning value-added processing. Our unitholders will also now be able to sell Class B units to a broader range of potential investors who may want to own USPB value-added processing without having an obligation to deliver cattle.

The trading values for respective Class A units and Class B units will be determined by what an interested buyer is willing to pay an interested seller, just as the trading values for the linked units have been determined in the past. Factors taken into consideration when determining the respective values of Class A units and Class B units may include items such as the value of the delivery right held in Class A unit ownership and the allocations of income and losses, which are 10% to Class A units and 90% to Class B units.

De-linking the Class A and Class B units will enable current and future unitholders to custom tailor their investment in USPB.  If they desire a lower financial investment with greater delivery rights, they can own more Class A units relative to Class B units. Conversely, if they would rather increase their financial investment without increasing delivery rights, they can own more Class B units relative to Class A units.  If current unitholders want to continue to own Class A units and Class B units, they do not have to do anything. They will still own the same number of units and delivery rights, and will have the same benefits of ownership as they do today.

In separate action, your Board has also approved the implementation of an internet-based trading system which enables USPB unitholders, associates, and other approved parties a means to more efficiently buy and sell units. USPB has recently contracted with Variable Investments Advisors, Inc. (VIA), a South Dakota firm, for the purpose of offering a simple, convenient and efficient way for buyers and sellers of USPB Class A units and Class B units to conduct transactions. VIA, operating as AgStockTrade.com, offers trading services to other widely-held agricultural producer-owned companies that have equity interests which can be bought or sold.  The system allows users to anonymously post bid prices and asking prices resulting in a bidding process on an internet-based trading system.

We are confident this system will be a very user-friendly way of supporting the buying and selling of Class A units and Class B units. It will assist buyers and sellers in pursuing a market-based transaction. It will also improve market transparency by providing buyers and sellers with information that would not otherwise be known. You can continue to use the current private treaty process to market your units, however, you will be assessed a transaction fee on non-conditional transactions, the same as you would have if you had used the internet-based system. Implementation of the internet trading system is scheduled to occur on March 29. In the coming weeks, policies and procedures involved with this system will be shared with you. In the meantime, if you are interested in buying and/or selling Class A or Class B units, please complete and sign the enclosed Request for AgStockTrade.com Logon Information for Unitholders and Associates form and return it to USPB for approval to access the internet-based trading system.

Thank you for your continued participation in USPB. Please call our office for more information on either of these announcements.

This letter contains discussion of some of our expectations regarding U.S. Premium Beef, LLC's future performance. These forward-looking statements are based on our current views and assumptions. Actual results could differ materially from these current expectations and projections, and from historical performance. For example, our Class A unit and Class B unit trading values could be affected by such factors as: the competitive dynamics in the U.S. and international beef markets, the rate of our unit volume growth and our product mix, and fluctuations in the cost and availability of supply-chain resources. Further discussions of these matters can be found in the securities filings of U.S. Premium Beef, LLC through the Securities and Exchange Commission's Electronic Data Gathering and Retrieval (EDGAR) system at www.sec.gov .